Exhibit 3.3

CERTIFICATE OF INCORPORATION

OF

PBF FINANCE CORPORATION

The undersigned, a natural person, for the purpose of organizing a corporation for conducting the business and promoting the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware (particularly Chapter 1, Title 8 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified and referred to as the “General Corporation Law of the State of Delaware”) hereby certifies that:

FIRST: The name of this Corporation (hereinafter called the “Corporation”) is PBF Finance Corporation.

SECOND: The address, including street, number, city and county, of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801; and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company, or such other location or other registered agent as shall be approved by the Board of Directors.

THIRD: The purpose of the corporation is to engage in only the following acts or activities (solely to the extent that any such act or activity is a lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware): (i) to co-issue, guarantee, or otherwise be named a co-borrower or co-obligor under or with respect to, various debt securities, loans and/or other financing arrangements issued or incurred by, or made available to, the corporation’s direct or indirect parent entity or parent entities and/or one or more of their direct or indirect subsidiaries; (ii) to execute and deliver all agreements, instruments and other documents evidencing, governing or related to the debt securities, loans and/or financing arrangements referred to in clause (i), or the issuance, incurrence or receipt thereof; (iii) to perform, comply with, satisfy and consummate the obligations of the corporation under the debt securities, loans and/or financing arrangements referred to in clause (i), the agreements, instruments and documents referred to in clause (ii), and/or the transactions contemplated by such debt securities, loans, financing arrangements, agreements, instruments and/or documents (including, without limitation, granting security interests, liens and other encumbrances on its assets and properties); (iv) to make, sign, execute, acknowledge, deliver, file, record and publish any and all orders, directions, requests, receipts, certificates, applications, forms or other instruments, papers and documents, and to perform any and all such acts and things as may be necessary, required, appropriate or desirable, in connection with the debt securities, loans and/or financing arrangements referred to in clause (i), the agreements, instruments and documents referred to in clause (ii), and/or the transactions contemplated by such debt securities, loans, financing arrangements, agreements, instruments and documents; (v) to participate in tax, accounting and other administrative activities; (vi) to maintain its corporate existence; and (vii) activities incidental to acts or activities described in clauses (i)-(vi).

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is one thousand (1,000) shares, all of which are of a par value of one cent ($0.01) each, and all of which are of one class and are designated as Common Stock.

FIFTH: The name and mailing address of the incorporator are as follows: Todd E. Lenson, c/o Stroock & Stroock & Lavan LLP, 180 Maiden Lane, New York, New York 10038.

SIXTH: The original By-Laws of the Corporation shall be adopted by the incorporator. Thereafter, the power to make, alter, or repeal the By-Laws, and to adopt any new By-Law, shall be vested in the Board of Directors.

SEVENTH: To the fullest extent that the General Corporation Law of the State of Delaware, as it exists on the date hereof or as it may hereafter be amended, permits the limitation or elimination of the liability of directors, no director of this Corporation shall be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Notwithstanding the foregoing, a director shall be liable to the extent provided by applicable law (1) for any breach of the directors’ duty of loyalty to the Corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the General Corporation Law of the State of Delaware, or (4) for any transaction from which the director derived any improper personal benefit. Neither the amendment or repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article shall adversely affect any right or protection of a director of the Corporation existing at the time of such amendment or repeal.

EIGHTH: The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, or by any successor thereto, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section. The Corporation shall advance expenses to the fullest extent permitted by said section. Such right to indemnification and advancement of expenses shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise.

Executed at New York, New York on June 14, 2011.

/s/ Todd E. Lenson
Todd E. Lenson, Incorporator